EXHIBIT 99.1

OTCQB/BERLIN: BWPC

Blue Water Petroleum Corp. Completes Drilling of Production Well, Begins Drilling New Well.

Centennial, Colorado –– August 29, 2013 –– Blue Water Petroleum Corp. (the “Company”, “we”, “us” or “our”) announced that they have completed drilling on the # 31122 Tribal well in Big Horn County, Montana. The well was drilled to a total depth of 824 feet, and was successfully cased, cemented, and perforated. The well is the 4th well in a planned 5 well production unit.

The drilling rig has moved onto the location of the fifth well, the # 41122 Tribal, drilling has commenced and surface casing has been set at 80 feet.

The project is scheduled to produce shallow oil by injection of steam in a central well that will drive oil to four surrounding production wells in a 40 acre production unit.

Blue Water Petroleum Corp. Contact: Ellis Martin 6025 S. Quebec, Suite 100 Centennial, Colorado 80111	Website: www.bwpet.com Telephone: 1-888-498-8880 Email: ir@bwpet.com

About Blue Water Petroleum Corp.

Blue Water Petroleum Corp. is an oil and gas company that has an agreement to develop shallow oil resources on up to 12,979 leased acres in southeastern Montana.  For further information please contact Ellis Martin at 1-888-498-8880.

This press release contains forward-looking statements about the Company and its business, plans, expectations and intentions. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's drill plans, expected results and future success. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors are identified in the Company's filings with the United States Securities and Exchange Commission.